News Release

BURLINGTON RESOURCES COMPLETES CANADIAN HUNTER ACQUISITION

Houston, Texas, December 4, 2001 - Burlington Resources Inc. (NYSE: BR) today announced the acceptance of its C$53.00 per share cash tender offer to acquire all the common shares of Canadian Hunter Exploration Ltd. (TSE: HTR) by Canadian Hunter's shareholders. Burlington also announced that it has received all the necessary regulatory approvals concerning the acquisition of Canadian Hunter.

A total of 58.7 million shares of Canadian Hunter common stock were tendered under the offer. This represents more than 98 percent of Canadian Hunter's shares outstanding. Burlington intends to take up the tendered shares immediately and expects that the depository will be in a position to make payment on December 5, 2001. Burlington intends to acquire the remaining shares of Canadian Hunter by compulsory acquisition for C$53.00 per share in cash.

"Canadian Hunter's performance continues to exceed expectations, and the completion of this transaction further establishes Burlington as a significant player in Canada. Our combined entities are uniquely positioned for future profitable growth, and we are delighted to welcome Canadian Hunter's employees to the Burlington Resources family," said Bobby S. Shackouls, Burlington chairman, president and chief executive officer.

Headquartered in Houston, Texas, Burlington Resources is one of the world's largest independent oil and gas companies. The company has properties in the U.S., Canada, the United Kingdom, South America, Africa and China. Additional information is available on the Burlington Resources Web site at www.br-inc.com.

FORWARD-LOOKING STATEMENT

This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's periodic reports filed with the Securities and Exchange Commission.